                                                                    Exhibit 2.11
                                                                    ------------




                            STOCK PURCHASE AGREEMENT

                             dated January 25, 2002

                                     between

                             REDWOOD WEST COAST, LLC

                                       and

                             SYNBIOTICS CORPORATION

                                TABLE OF CONTENTS

ARTICLE 1. DEFINED TERMS ....................................................................     1
ARTICLE 2. PURCHASE AND SALE TERMS ..........................................................     3
        Section 2.1 Purchase and Sale .......................................................     3
        Section 2.2 Transfer Legends and Restrictions .......................................     3
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SYNBIOTICS .....................................     4
        Section 3.1 Corporate Existence .....................................................     4
        Section 3.2 Power and Authority .....................................................     4
        Section 3.3 Financial Condition .....................................................     5
        Section 3.4 Absence of Certain Changes ..............................................     6
        Section 3.5 Litigation ..............................................................     7
        Section 3.6 Licenses; Compliance with Laws, Other Agreements, etc ...................     8
        Section 3.7 Brokers, etc ............................................................    11
        Section 3.8 Private Sale ............................................................    11
        Section 3.9 Reports .................................................................    12
        Section 3.10 Investigation ..........................................................    12
        Section 3.11 Section 83(b) Elections ................................................    12
        Section 3.12 Employment Contracts, etc.; Certain Material Transactions ..............    13
        Section 3.13 Contracts and Commitments, etc .........................................    13
        Section 3.14 Employee Plans .........................................................    13
        Section 3.15 Banks, Agents, etc .....................................................    15
        Section 3.16 Minute Books ...........................................................    15
        Section 3.17 Environmental Liabilities ..............................................    16
        Section 3.18 Maintenance of Corporate Existence .....................................    16
ARTICLE 4. COVENANTS OF SYNBIOTICS ..........................................................    16
        Section 4.1 Proprietary Information .................................................    16
        Section 4.2 Licenses and Trademarks .................................................    17
        Section 4.3 Liability Insurance .....................................................    17
        Section 4.4 Taxes and Assessments ...................................................    17
        Section 4.5 Governmental Consents ...................................................    17
        Section 4.6 Further Assurances ......................................................    17
        Section 4.7 Expenses ................................................................    18
        Section 4.8 Negative Covenants in Effect as Long as Preferred Stock is Outstanding ..    18
        Section 4.9 Negative Covenants in Effect until Closing ..............................    18
        Section 4.10 Additional Common Stock ................................................    19
        Section 4.11 Other Transactions .....................................................    19
        Section 4.12 Consulting Fees ........................................................    19
        Section 4.13 Amendment to Rights Agreement ..........................................    19
        Section 4.14 Waiver .................................................................    20
        Section 4.15 Additional Shares ......................................................    20
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF REDWOOD ........................................    21
        Section 5.1 Power and Authority .....................................................    21
        Section 5.2 Purchase for Investment .................................................    21
        Section 5.3 Financial Matters .......................................................    21

        Section 5.4 Brokers, etc ....................................................   21
ARTICLE 6. THE CLOSING AND CLOSING CONDITIONS .......................................   21
        Section 6.1 The Closing .....................................................   21
        Section 6.2 Issuance of Preferred Stock .....................................   22
        Section 6.3 Legal Opinion from Counsel for Synbiotics .......................   22
        Section 6.4 Representations and Warranties of Synbiotics True and Correct ...   22
        Section 6.5 Employee Documents ..............................................   22
        Section 6.6 Redwood Review ..................................................   22
        Section 6.7 Certificate of Determination ....................................   23
        Section 6.8 Opinion .........................................................   23
        Section 6.9 Performance .....................................................   23
        Section 6.10 All Proceedings to Be Satisfactory .............................   23
        Section 6.11 Supporting Documents ...........................................   23
        Section 6.12 Reasonable Satisfaction of Redwood and Counsel .................   24
        Section 6.13 Financing ......................................................   24
        Section 6.14 Reconstitution of Board of Directors ...........................   24
ARTICLE 7. MISCELLANEOUS ............................................................   24
        Section 7.1 Severability ....................................................   24
        Section 7.2 Parties in Interest .............................................   25
        Section 7.3 Notices .........................................................   25
        Section 7.4 No Waiver .......................................................   26
        Section 7.5 Survival of Agreements, etc .....................................   26
        Section 7.6 Construction ....................................................   26
        Section 7.7 Entire Understanding ............................................   26
        Section 7.8 Counterparts ....................................................   26
        Section 7.9 Assignment; No Third-Party Beneficiaries ........................   27
ARTICLE 8. TERMINATION ..............................................................   27
        Section 8.1 Termination .....................................................   27
        Section 8.2 Termination Pursuant to Section 4.11 ............................   27
        Section 8.3 Effect of Termination ...........................................   27

EXHIBITS

Exhibit 1.1 -   Certificate of Determination/(1)/
Exhibit 6.3 -   Legal Opinion
Exhibit 6.13 -  Third Amendment to Credit Agreement and Loan Documents and
                Waiver of Defaults/(2)/

(1) Incorporated herein by reference to Exhibit 4.5 of this Current Report on Form 8-K.

(2) Incorporated herein by reference to Exhibit 4.4.3 of this Current Report on Form 8-K.

                                                                    EXHIBIT 2.11

         This STOCK PURCHASE AGREEMENT ("Agreement") entered into this 25th day of JANUARY, 2002, between REDWOOD WEST COAST, LLC, a Delaware limited liability company ("Redwood"), and SYNBIOTICS CORPORATION, a California corporation ("Synbiotics").

         Redwood and Synbiotics desire to enter into this Agreement to provide for the purchase by Redwood of a new issue of Preferred Stock of Synbiotics with the characteristics set forth in a Certificate of Determination attached as
Exhibit 1.1 and to provide such other terms and conditions with respect to such transaction as contained herein.

                            Article 1. Defined Terms

         The following terms, when used in this Agreement, have the following meanings, unless the context otherwise indicates:

         "'33 Act" means the Securities Act of 1933.

         "'34 Act" means the Securities Exchange Act of 1934.

         "Affiliate" means, with respect to any specified Person, (1) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (2) any other Person who is a manager, director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, of the specified Person or a Person described in clause (1) of this paragraph, (3) another Person of whom the specified Person is a manager, director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (4) another Person in whom the specified Person has a substantial beneficial interest or as to whom the specified Person serves as trustee or in a similar capacity, or (5) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of such spouse or any spouse of any such relative; provided, however, that at any time after the Closing Date, Synbiotics and the Subsidiaries on the one hand and Redwood and its Affiliates (other than Synbiotics and the Subsidiaries) shall not be deemed to be Affiliates of each other.

         "Articles of Incorporation" means the articles of incorporation of Synbiotics, as originally filed with the California Secretary of State together with all amendments thereof (including certificates of determination) and restatements thereof.

         "Best Knowledge" shall mean and include (a) actual knowledge of the Person, including, the actual knowledge of any of the officers or directors of Synbiotics and the administrators of any of the facilities operated by Synbiotics or any of its subsidiaries and (b) that knowledge which a prudent businessperson could have obtained in the management of his business after making due inquiry, and after exercising due diligence, with respect thereto.

         "Bylaws" means the bylaws of Synbiotics, as amended.

         "Certificate of Determination" means the certificate of determination (as amended) adopted by the Synbiotics board of directors establishing the rights, limitations, etc., of the Preferred Stock.

         "Closing" and "Closing Date" mean the consummation of Synbiotics' issuance and sale and Redwood's purchase of the Preferred Stock, and the date on which the same occurs or occurred.

         "Common Stock" means the common stock of Synbiotics.

         "Employee Plan" has the meaning set forth in Section 3.14.1 hereof.

         "Employee Retention Agreements" means agreements held by employees of Synbiotics entitling them to certain payments in the event of a change in control of Synbiotics.

         "Financial Statements" means any financial statements (including the notes thereto) of Synbiotics certified by Synbiotics' independent public accountants and any such statements not so certified but containing substantially all the information covered in such certified statements, including a balance sheet as of the end of a fiscal period and statements of income and retained earnings and of sources and applications of funds for such fiscal period, together with all notes thereto.

         "Financial Statements" shall mean all of the following:

                  (a) the audited financial statements of Synbiotics as of December 31, 2000 (including all schedules and notes thereto), consisting of the balance sheet at such date and the related statements of income and expenses, retained earnings, changes in financial position and cash flows for the twelve-month period then ended; and

                  (b) the unaudited financial statements of Synbiotics as of September 30, 2001 (including all schedules and notes thereto), consisting of the balance sheet at such date and the related statements of income and expenses, retained earnings, changes in financial position and cash flows for the nine-month period then ended.

In addition to (a) and (b) above, after the date of this Agreement, the term "Financial Statements" shall include any and all interim financial statements thereafter issued.

         "Financial Statement Date" means September 30, 2001.

         "Independent Public Accountants" means that firm of independent certified public accountants selected by Synbiotics' Board of Directors with the approval of the Redwood Board Members.

         "Person" means any natural person or entity including, but not limited to, a corporation, partnership, or limited liability company.

         "Preferred Stock" means the Series B Preferred Stock of Synbiotics having the characteristics set forth in the Certificate of Determination.

         "Redwood" means Redwood West Coast, LLC.

         "Redwood Board Members" means that individual or individuals (initially Thomas Donelan and Christopher Hendy) who sit on Synbiotics' Board of Directors at the request of Redwood.

         "SEC" means the United States Securities and Exchange Commission.

         "Shares" means any shares of Synbiotics' Series B Preferred Stock or Common Stock issued or issuable upon conversion thereof, as the context requires.

         "Subsidiary" or "Subsidiaries" of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

         "Synbiotics" means Synbiotics Corporation, a California corporation.

         The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. The words "herein," "hereof," "hereunder," and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.

                       Article 2. Purchase and Sale Terms

         Section 2.1 Purchase and Sale.
                     -----------------

         Subject to the terms of this Agreement, at the Closing Synbiotics shall issue and sell to Redwood, and Redwood shall purchase from Synbiotics for $2,800,000 cash, 2,800 shares of Series B Preferred Stock. Synbiotics represents and warrants to Redwood that, as of immediately after the Closing, such Shares will entitle Redwood to approximately fifty four and one-half percent of the total voting power of all classes of stock of Synbiotics after giving effect to the deemed issuance of (1) all shares of Common Stock called for by any and all warrants, options, convertible notes, convertible securities and other agreements of any nature of Synbiotics outstanding on the Closing Date calling for the issuance of Common Stock at less than $1.99 per share plus (2) all shares of Common Stock issuable on or before May 15, 2002 pursuant to amended Employee Retention Agreements. In addition, Synbiotics shall issue additional shares of Series B Preferred Stock to Redwood when, as and if required by
Section 4.15 hereof.

         Section 2.2 Transfer Legends and Restrictions.
                     ---------------------------------

         The transfer of the Shares will be restricted in accordance with the terms hereof. Each certificate evidencing the Shares, including any certificate issued to any transferee thereof, shall be imprinted with a legend in substantially the following form:

         "THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE '33 ACT. THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (1) A REGISTRATION STATEMENT FOR THE SHARES UNDER THE '33 ACT IS IN EFFECT OR (2) SYNBIOTICS HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO SYNBIOTICS, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE '33 ACT.

     Redwood, by acceptance of the Shares, agrees, so long as any legend described in this Section shall remain on the certificates evidencing the Shares, prior to any transfer of any of the same (except for a transfer effected pursuant to an effective registration statement under the `33 Act or in compliance with Rule 144 or Rule 144A thereunder), to give written notice to Synbiotics of Redwood's intention to effect such transfer and agrees to comply in all material respects with the provisions of this Section. Such notice, if required, shall describe the proposed method of transfer of the Shares in question. Upon receipt by Synbiotics of such notice, if required, and if in the opinion of counsel to Redwood, which opinion shall be reasonably satisfactory to Synbiotics, the proposed transfer may be effected without registration under the `33 Act in compliance with Section 4(2) or Rules 144 or 144A thereunder and under applicable state securities laws, then the proposed transfer may be effected. Provided, however, that no such opinion of counsel shall be necessary for a transfer by Redwood to a member or other Affiliate of Redwood, if the transferee agrees in writing to be subject to the terms of this Section to the same extent as if such transferee were originally a signatory to this Agreement. Upon receipt by Synbiotics of such opinion and of such agreement by the transferee to be bound by this Section, the holder of such Shares shall thereupon be entitled to transfer the same in accordance with the terms of the notice (if any) delivered by such holder to Synbiotics. Each certificate evidencing the Shares issued upon any such transfer shall bear the legend set forth in this Section. Upon the written request of Redwood or a subsequent holder of the Shares, Synbiotics shall remove the foregoing legend from the certificates evidencing such Shares and issue to such holder new certificates therefor, free of any transfer legend if, with such request, Synbiotics shall have received an opinion of counsel selected by the holder, such opinion to be reasonably satisfactory to Synbiotics, to the effect that any transfers by said holder of such Shares may be made to the public without compliance with either
Section 5 of the `33 Act or Rule 144 thereunder and applicable state securities laws. In no event will such legend be removed if such opinion is based upon the "private offering" exemption of Section 4(2) of the `33 Act.

             Article 3. Representations and Warranties of Synbiotics

     Except as set forth in the Disclosure Letter furnished by Synbiotics to Redwood before the date of this Agreement, Synbiotics represents and warrants to
Redwood:

     Section 3.1 Corporate Existence.
                 -------------------

     Synbiotics is a corporation duly incorporated, validly existing and in good standing under California law and has full power and authority to conduct its business and own its properties as now conducted and owned. Synbiotics is qualified as a foreign corporation to do business in all jurisdictions in which the nature of its properties and business requires such qualification.

     Section 3.2 Power and Authority.
                 -------------------

     Synbiotics has full power and authority, and has taken all required corporate and other action necessary to permit it to own and hold properties to carry on its current business, to execute and deliver this Agreement, to issue and sell the Preferred Stock as herein provided and otherwise to carry out the terms of this Agreement and all other documents, instruments, or transactions required by this Agreement, and none of such actions will violate any provision of Synbiotics' Bylaws or Articles of Incorporation, or result in the breach of or constitute a default under any agreement or instrument to which Synbiotics is a party or by which it is bound or result in the creation or imposition of any material lien, claim or encumbrance on any Synbiotics' asset. This Agreement has been duly executed and delivered by Synbiotics and constitutes the valid and binding obligation of Synbiotics enforceable against Synbiotics in accordance with its terms. No event has occurred and no condition exists which would constitute a violation of this Agreement. Neither this Agreement nor any other document gives any person rights to terminate any agreements with Synbiotics or otherwise to exercise rights against Synbiotics.

         Section 3.3 Financial Condition.
                     -------------------

         Synbiotics has previously furnished to Redwood reports filed by Synbiotics with the SEC (the "SEC Reports") containing its Financial Statements, which, together with the footnotes thereto, are complete and correct, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial condition of Synbiotics as of the dates specified. The Financial Statements are in accordance with the books and records of Synbiotics as of the dates and for the periods indicated, present fairly the financial position, results of operations, shareholders' equity and changes in financial position of such corporations as of the respective dates and for the respective periods indicated, and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as described in such statements, notes thereto and reports).

                  3.3.1 Absence of Undisclosed Liabilities. As of the Financial
                        ----------------------------------
         Statement Date, Synbiotics had no material liabilities (matured or unmatured, fixed or contingent), which are not fully reflected or provided for on the balance sheet of Synbiotics as at the Financial Statement Date, or any material loss contingency (as defined in Statement of Financial Accounting Standards No. 5) whether or not required by GAAP to be shown on the Balance Sheets, except (1) obligations to perform under commitments incurred in the ordinary course of business after the Financial Statement Date, (2) tax and related liabilities due and specifically set forth in the Disclosure Letter, which liabilities shall be fully paid concurrently with the Closing as provided in the Disclosure Letter, and (3) other liabilities as set forth in the Disclosure Letter.

                  3.3.2 Taxes. For all periods ended on or prior to the
                        -----
         Financial Statement Date, Synbiotics has accurately completed and filed or will file within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the Internal Revenue Service, the State of California, any other states or governmental subdivisions and all foreign countries and has paid, or made adequate provision in the Financial Statements dated the Financial Statement Date for the payment of, all taxes, interest, penalties, assessments or deficiencies shown to be due (or, to the Best Knowledge of Synbiotics, claimed by such authority or jurisdiction to be due) on or in respect of such tax returns and reports. Synbiotics knows of (1) no other federal, California, state, county, municipal or foreign taxes which are due and payable by Synbiotics which have not been so paid; (2) no other federal, California, state, county, municipal or foreign tax returns or reports which are required to be filed which have not been so filed; and (3) no unpaid assessment for additional taxes for any fiscal period or any basis thereof; except for taxes which are due and are specifically set forth in the Disclosure Letter hereto but which shall be paid in full concurrently with the Closing as provided in the Disclosure Letter. Synbiotics' federal or state income tax returns have never been audited. Proper and accurate amounts have been withheld by Synbiotics from its employees for all periods in compliance with the tax, social security and any employment withholding provisions of applicable federal and state law. Proper and accurate federal and state returns have been filed by Synbiotics for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or provision therefor included on the books of Synbiotics in accordance with and to the extent required by GAAP. Synbiotics has not made any election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

         3.3.3 Subsidiaries. The Disclosure Letter hereto sets forth a list of
               ------------
all Subsidiaries of Synbiotics. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as stated on the Disclosure Letter, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified as a foreign corporation in all jurisdictions in which it is required to be so qualified. Each Subsidiary is wholly owned by Synbiotics and/or by other Subsidiaries and no Person other than Synbiotics and its Subsidiaries has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Subsidiaries or any component or portion thereof, or any increase or decrease in any of the foregoing or acquire any capital stock of any Subsidiary.

Section 3.4    Absence of Certain Changes.
               --------------------------

Since the Financial Statement Date there has not been:

         3.4.1 any damage, destruction or loss of any of the properties or assets of Synbiotics (whether or not covered by insurance) materially adversely affecting the business or business prospects of Synbiotics or any agreement to do any such acts;

         3.4.2 any dividend, declaration, setting aside or payment or other distribution in respect of any of Synbiotics' capital stock or any direct or indirect redemption, purchase or other acquisition of any of such stock by Synbiotics;

         3.4.3 any labor dispute, or any other event, development, or condition, of any character, or threat of the same, materially adversely affecting the business or business prospects of Synbiotics;

         3.4.4 any material asset or property of Synbiotics made subject to a lien of any kind;

         3.4.5 any material liability or obligation of any nature whatsoever (contingent or otherwise) incurred by Synbiotics, other than current material liabilities or obligations incurred in the ordinary course of business;

         3.4.6 any waiver of any valuable right of Synbiotics, or the cancellation of any material debt or claim held by Synbiotics;

          3.4.7 any issuance of any stock, bonds or other securities (including options, warrants or rights) of Synbiotics or any agreements or commitments respecting the same;

          3.4.8 any sale, assignment or transfer of any material tangible or intangible assets of Synbiotics except with respect to tangible assets in the ordinary course of business;

          3.4.9 any loan by Synbiotics to any officer, director, employee or stockholder of Synbiotics, or any agreement or commitment therefor; or

          3.4.10 any increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of Synbiotics;

          3.4.11 any cancellation or compromise of any debt or claim, except in the ordinary course of business and consistent with past practice;

          3.4.12    any waiver or release of any rights of material value;

          3.4.13 any transfer or grant of any material rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how;

          3.4.14 any wage or salary increase applicable to any group or classification of employees generally (other than in connection with the general salary plan of Synbiotics), any employment contract with any officer or employee or made any loan to, or any material transaction of any other nature with any officer or employee of Synbiotics;

          3.4.15 any material transaction, contract or commitment, except contracts listed, or which pursuant to the terms hereof are not required to be listed, in the Disclosure Letter by virtue of this Section 3.4, and except this Agreement and the transactions contemplated hereby;

          3.4.16    any change in its accounting methods or practices.

     Section 3.5    Litigation.
                    ----------

     There are no suits, proceedings or investigations pending or threatened against or affecting Synbiotics or an officer of Synbiotics which could have a material adverse effect on the business, assets, or financial condition of Synbiotics or the ability of any officer to participate in the affairs of Synbiotics, or which concern the transactions contemplated by the Agreement. The foregoing includes, without limiting its generality, actions pending or threatened or any basis therefor known to Synbiotics, involving the prior employment of any employees or currently contemplated prospective employees of Synbiotics or their use, in connection with the business of Synbiotics, of any information or techniques which might be alleged to be proprietary to their former employers.

          3.5.1     Conflict of Interests. Neither Synbiotics nor any officer,
                    ---------------------
     employee, agent or any other person acting on behalf of Synbiotics has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or other Person who was, is, or may be in of a position to help or hinder the business of Synbiotics (or assist in connection with any actual or proposed transaction) which (1) might subject Synbiotics to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (2) if not given in the past, might have had a material adverse effect on the assets, business or operations of Synbiotics as reflected in the Financial Statements, or (3) if not continued in the future, might materially adversely affect the assets, business, operations or prospects of Synbiotics.

          3.5.2     Other Relationships. The officers of Synbiotics have no
                    -------------------
     interest other than as noncontrolling holders of securities of a publicly traded company, either directly or indirectly, in any entity, including without limitation, any corporation, partnership, joint venture, proprietorship, firm, person, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant, or otherwise) that presently (1) provides any services or designs, produces and/or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which Synbiotics is now engaged; (2) is a supplier of, customer of, creditor of, or has an existing contractual relationship with Synbiotics; or (3) has any direct or indirect interest in any asset or property used by Synbiotics or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of Synbiotics. No current or former stockholder, director, officer or employee of Synbiotics nor any Affiliate of any such person, is at present, or since 1994 has been, directly or indirectly through his affiliation with any other person or entity, a party to any transaction (other than as an employee or consultant) with Synbiotics providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to any such person.

     Section 3.6    Licenses; Compliance with Laws, Other Agreements, etc.
                    -----------------------------------------------------

     Synbiotics has all franchises, permits, licenses, and other rights which it currently deems necessary for the conduct of its business and it knows of no basis for the denial of such rights in the future. Synbiotics is not in material violation of any order or decree of any court, or of the provisions of any contract or agreement to which it is a party or by which it may be bound, or, to its Best Knowledge, of any law, order, or regulation of any governmental authority, and neither this Agreement nor the transactions contemplated hereby will result in any such violation.

          3.6.1     Intellectual Property Rights and Government Approvals.
                    -----------------------------------------------------
     Included in the Disclosure Letter is a true and complete list and summary description of all patents, trademarks, service marks, trade names, copyrights (which have been filed with the federal copyright authorities) and rights or licenses to use the same, and any and all applications therefor, presently owned or held by Synbiotics. Such patents, trademarks, service marks, trade names, copyrights and rights or licenses to use the same, and any and all applications therefor, as well as all trade secrets and similar proprietary information owned or held by Synbiotics, are all that are required to enable Synbiotics to conduct its business as now conducted, and Synbiotics believes that it either now owns, has the right to use, possesses or will be able to obtain possession of or develop, and (with respect to its trade secrets and similar proprietary information) has provided adequate safeguards and security for the protection of, all such rights which it will require to conduct its business as proposed to be conducted as described in the SEC Reports. Synbiotics has not received any formal or informal notice of infringement or other complaint that Synbiotics' operations traverse or infringe rights under patents, trademarks, service marks, trade names, trade secrets, copyrights or licenses or any other proprietary rights of others, nor does Synbiotics have any reason to believe that there has been any such infringement. No person affiliated with Synbiotics has wrongfully employed any trade secrets or any confidential information or documentation proprietary to any former employer, and no person affiliated with Synbiotics has violated any confidential relationship which such person may have had with any third party. Synbiotics has and will have full right and authority to utilize the processes, systems and techniques presently employed by it in the design, development and manufacture of its present products and all of its other products contemplated by the SEC Reports and all rights to any processes, systems and techniques developed by any employee or consultant of Synbiotics has been and will be duly and validly assigned to Synbiotics. No royalties, honorariums or fees are or will be payable by Synbiotics to other persons by reason of the ownership or use by Synbiotics of said patents, trademarks, service marks, trade names, trade secrets, copyrights or rights or licenses to use the same or similar proprietary information, or any and all applications therefor. Synbiotics has all material governmental approvals, authorizations, consents, licenses and permits necessary or required to conduct its business as described in the SEC Reports. Synbiotics to its Best Knowledge represents and warrants that no employee of Synbiotics owns or holds, directly or indirectly, any interests in any patents, trademarks, service marks, trade names, trade secrets, copyrights, licenses, inventions, any and all applications therefor, or any other proprietary rights used or currently contemplated to be used by Synbiotics.

          3.6.2     Government Approvals. Except as may be required by any state
                    --------------------
     "blue sky" laws, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency, regulatory authority or political subdivision thereof, any securities exchange or any other Person is required in connection with the execution, delivery or performance by Synbiotics of this Agreement or the business of Synbiotics or any of its Subsidiaries in order to consummate the transactions contemplated in this Agreement. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations have been obtained or made, as the case may be, and are in full force and effect and are not the subject of any pending or, to the Best Knowledge of Synbiotics, threatened attack by appeal or direct proceeding or otherwise.

          3.6.3     Products, Inventories and Operations.
                    ------------------------------------

                    3.6.3.1 Synbiotics manufactures and has at all times manufactured all of its products (the "Products") in compliance in all material respects with (i) all rules and regulations with respect to Good Manufacturing Practices as such may be determined by the Federal Food and Drug Administration ("FDA") ("GMP Requirements") and in compliance in all material respects with all representations made in any submissions to the FDA concerning or relating to the Products, including submissions to obtain marketing approval, and (ii) all relevant rules and regulations as promulgated by the United States Department of Agriculture ("USDA"). Synbiotics has maintained its registration of its manufacturing facilities with FDA and USDA at all times.

                    3.6.3.2 The finished goods inventories, net of reserves for excess and obsolete inventories, of the Products at the closing are in good, usable and salable condition, free from any defect, whether latent or patent, and currently of a quality, strength and purity which is in conformity with applicable FDA and USDA regulations. No article in such inventories is adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act nor is any finished article contained in such inventories an article which may not, under the provisions of Sections 404 or 505 of the said Act, be introduced into interstate commerce for the uses thereof previously made by Synbiotics or in violation with any rules and regulations of the USDA. The inventories of finished goods of the Products are packaged for resale in customary packaging used for those products by Synbiotics.


                    3.6.3.3 The manufacture, use and sale by Synbiotics of the Products are in accordance in all material respects with the provisions of the applicable authorizations, comply in all material respects with all applicable laws and regulations and do not interfere with the rights of any Person to know-how or to any property right the existence of which would materially adversely affect the value of the Products.

                    3.6.3.4 Since January 1, 1995, Synbiotics has not failed to file any report, data, or other information with respect to the Products, the materials or the operation of Synbiotics's plants where the Products are manufactured that is required to be filed with the FDA, USDA, or any other federal, state or local government agency or other governmental agency, which failure to file would materially adversely affect the Products, the materials or the operations of Synbiotics' plants where the Products are manufactured. Synbiotics is in all material respects in compliance with current federal, state, state agency and local government and other governmental reporting requirements, if any, relating to the Products, the materials and the plant operation where the Products are manufactured. To its Best Knowledge, Synbiotics is not under any investigation by the FDA and/or USDA, nor is Synbiotics subject to any outstanding FDA and/or USDA warning letter or any FDA and/or USDA order of any nature concerning any aspect of its business.

                    3.6.3.5 All material information concerning the Products, the materials and the operation of Synbiotics's plants where the Products are manufactured, including published and unpublished data, relating to the safety and efficacy of the Products, coming to the attention of Synbiotics within four years prior to the Closing Date not already listed in the Disclosure Letter will be promptly disclosed to Redwood prior to Closing. Synbiotics will transmit to Redwood any adverse reaction, adverse experience or quality complaints pertaining to the Products coming to Synbiotics attention after the Closing Date addressed to Redwood at the address set forth hereafter.

                    3.6.3.6 The Disclosure Letter contains a true and correct list of the Products currently in inventory, currently being manufactured and products or technology related to the Products.

                    3.6.3.7 With respect to the Products currently being manufactured, Synbiotics has a sufficient combination of manufacturing and testing instructions, formulae and other documentation. Synbiotics shall preserve all such manufacturing instructions, formulae and other documentation and all available information concerning the Products under development and shall disclose to Redwood in confidence all manufacturing processes and trade secrets possessed by Synbiotics relating to the Products.

                    3.6.3.8   Ownership and Status of Stock.
                              -----------------------------

     The Disclosure Letter sets forth the number of shares of Common Stock of Synbiotics that is outstanding and that is reserved upon the conversion of all existing warrants, options, convertible notes and other convertible securities and agreements of any nature to issue additional Common Stock of any nature. All the outstanding Common Stock is, and upon issuance and payment therefor in accordance with the terms of this Agreement, all of the outstanding shares of the Preferred Stock will be, validly issued, fully paid and nonassessable. All the outstanding Common Stock has been issued in full compliance with applicable law. None of the shares of the Common Stock or the Preferred Stock are held in Synbiotics' treasury. The Common Stock and the Preferred Stock are not entitled to cumulative voting rights, preemptive rights, antidilution rights or so-called registration rights under the `33 Act, except as otherwise provided in this Agreement or in the powers, designations, rights and preferences of the Preferred Stock contained in the Certificate of Determination. Synbiotics has not issued any phantom stock or stock appreciation rights. The Common Stock and the Preferred Stock have the preferences, voting powers, qualifications, and special or relative rights or privileges set forth in the Articles of Incorporation. Immediately after issuance of the Preferred Stock, the voting rights of the Preferred Stock will, consistent with Section 2.1 hereof, be as provided in the Certificate of Determination. There is, and immediately upon consummation of the transactions contemplated hereby there will be, no agreement, restriction or encumbrance with respect to the sale or voting of any shares of capital stock of Synbiotics (whether outstanding or issuable upon conversion or exercise of outstanding securities) except for the offering and sale of Preferred Stock pursuant to this Agreement. Synbiotics has no obligation to register any of its presently outstanding securities or any of its securities which may thereafter be issued under the `33 Act.

     Section 3.7    Brokers, etc.
                    ------------

     Synbiotics has not dealt with any broker, finder, or other similar person in connection with the offer or sale of the Preferred Stock and the transactions contemplated by this Agreement, and Synbiotics is not under any obligation to pay any broker's fee, finder's fee or commission in connection with such transactions.

     Section 3.8    Private Sale.
                    ------------

     Synbiotics has not, either directly or through any agent, since before 1998 offered any securities to or solicited any offers to acquire any securities from, or otherwise approached, negotiated, or communicated in respect of any securities with, any person in such a manner as to require that the offer or sale of such securities, including but not limited to the Preferred Stock, be registered pursuant to the `33 Act or the securities laws of any state, except where such registration has been duly obtained, and neither Synbiotics nor anyone acting on its behalf will take any action prior to the Closing that would cause any such registration to be required (including, without limitation, any offer, issuance or sale of any security of Synbiotics under circumstances which might require the integration of such security with the Preferred Stock under the `33 Act or the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of the Preferred Stock to the registration provisions of the `33 Act. The issuance of Preferred Stock and the issuance of shares of Common Stock issuable upon the conversion of the Preferred Stock, are exempt from registration under the `33 Act. Synbiotics has complied with all federal and state securities and blue sky laws in all issuances and purchases of its capital stock prior to the date hereof and has not violated any applicable law in making such issuances and purchases of its capital stock prior to the date hereof. Any notices required to be filed under federal and state securities and blue sky laws prior to or subsequent to the Closing shall be filed on a timely basis prior to or as so required.

     Section 3.9    Reports.
                    -------

     Synbiotics has filed with the SEC all filings required to be made and such filings set forth complete and accurate descriptions of all material plans, agreements and arrangements by which Synbiotics may be bound and certain financial and other information concerning Synbiotics. Such filings are true and correct in all material respects, including the financial statements and other financial information contained therein, do not contain any untrue statement of material fact nor do they omit to state any material fact necessary to make the statements in such reports in light of the circumstances in which they were made not misleading. The SEC Reports read in connection with materials made available to Redwood by Synbiotics do not contain any untrue statement of a material fact nor do they omit to state any material fact necessary to make the statement therein not misleading.

          3.9.1     Projections; Material Facts. Synbiotics knows of no
                    ---------------------------
     information or fact which has or would have a material adverse effect on the financial condition, business or business prospects of Synbiotics which has not been disclosed to Redwood. Since the respective dates as of which information is given in the SEC Reports, Synbiotics knows of no material adverse change in the business, business prospects, property, condition or results of operations of Synbiotics. All projected information supplied to Redwood by Synbiotics has been prepared by Synbiotics in good faith based on its Best Knowledge, information and belief and assumptions which Synbiotics believes to be reasonable.

     Section 3.10 Investigation.
                  -------------

     It shall be no defense to an action for breach of this Agreement that Redwood or its agents have made investigations into the affairs of Synbiotics or that Synbiotics could not have known of the misrepresentation or breach of warranty. Damages for breach of a representation or warranty or other provision of this Agreement shall not be diminished by alleged tax savings resulting to the complaining party as a result of the loss complained of.

     Section 3.11 Section 83(b) Elections.
                  -----------------------

     To Synbiotics' Best Knowledge, all elections and notices required by
Section 83(b) of the Code and any analogous provisions of applicable state tax laws have been timely filed by all individuals who have purchased unvested shares of Synbiotics' Common Stock and Synbiotics has been notified of the same and will be so notified in the future.

     Section 3.12 Employment Contracts, etc.; Certain Material Transactions.
                  ---------------------------------------------------------

     Synbiotics is not a party to any employment or deferred compensation agreements. Synbiotics does not have any bonus, incentive or profit-sharing plans. Synbiotics does not have any pension, retirement or similar plans or obligations, whether funded or unfunded, of a legally binding nature or in the nature of informal understandings. There are no existing material arrangements or proposed material transactions between Synbiotics and any officer or director or holder of more than 10% of the capital stock of Synbiotics. Synbiotics is not a party to any collective bargaining agreement and, to its Best Knowledge, no organizational efforts are currently being made with respect to any of their respective employees. To the Best Knowledge of Synbiotics, none of its employees have any plans to terminate their respective relationships with Synbiotics and/or any of its Subsidiaries. The Disclosure Letter sets forth the name (and, where applicable, the title) of each person employed by Synbiotics as of December 31, 2001, whose total compensation (inclusive of salary and bonuses) for the fiscal year then ended exceeded $75,000 as well as the specific amount paid during or accrued in respect of such fiscal year to or for the account of each such person (i) as basic salary and (ii) as bonus and other compensation.

     Section 3.13 Contracts and Commitments, etc.
                  ------------------------------

     Synbiotics is not a party to any written or oral contract or commitment not made in the ordinary course of business. Whether or not made in the ordinary course of business, Synbiotics is not a party to any written or oral (1) contract or commitment with any labor union, (2) contract or commitment for the future purchase of fixed assets, materials, supplies, or equipment involving an amount in excess of $25,000, (3) contract of commitment for the employment of any officer, individual employee or other person on a full-time basis or any contract with any individual on a consulting basis, (4) bonus, pension, profit-sharing, retirement, stock purchase, stock option, or extraordinary hospitalization, medical insurance or similar plan, contract or understanding in effect with respect to employees or any of them or the employees of others, (5) agreements, indentures or commitments relating to the borrowing of money or to the mortgaging, pledging or otherwise placing of a lien on any assets of Synbiotics, (6) guaranty of any obligation for borrowed money or otherwise, (7) lease or agreement under which Synbiotics is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Synbiotics, (8) agreement or other commitment for capital expenditures in excess of $25,000 in the aggregate, (9) contract or agreement under which Synbiotics is obligated to pay any broker's fees, finder's fees or any such similar fees to any third party, (10) contract, agreement or commitment entered into on or after January 1, 1999 under which Synbiotics has issued, or may become obligated to issue, any shares of capital stock of Synbiotics, or any warrants, options, convertible securities or other commitments pursuant to which Synbiotics is or may become obligated to issue any shares of its Common Stock, or (11) any other contract, agreement, arrangement or understanding which is material to the business of Synbiotics or which is material to a prudent investor's understanding of the business of Synbiotics. Synbiotics has furnished to counsel for Redwood true and correct copies of such agreements and other documents requested by Redwood or their authorized representatives.

     Section 3.14 Employee Plans.
                  --------------

          3.14.1 The Disclosure Letter sets forth a complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of Synbiotics has any present or future right to benefits sponsored or maintained by Synbiotics or under which Synbiotics has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Employee Plans."

          3.14.2 With respect to each Employee Plan, Synbiotics has provided to counsel to Redwood a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (1) any related trust agreement or other funding instrument;
     (2) the most recent determination letter, if applicable; (3) any summary plan description and other written communications (or a description of any oral communications) by Synbiotics to its employees concerning the extent of the benefits provided under an Employee Plan; and (4) for the three most recent years, (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

          3.14.3 (1) Each Employee Plan has been duly authorized by the Board of Directors of Synbiotics; (2) Each Employee Plan has been established and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations; (3) each Employee Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified, has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (4) no event has occurred and no condition exists that would subject Synbiotics, either directly or by reason of their affiliation with any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (5) for each Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (6) no "reportable event" (as such term is defined in ERISA Section 4043), "prohibited transaction" (as such term is defined in ERISA Section 406 and Code Section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Employee Plan; (7) no Employee Plan provides retiree welfare benefits, and Synbiotics has no obligation to provide any retiree welfare benefits; and
     (8) neither Synbiotics nor any member of its Controlled Group has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 or 4212(c) of ERISA.

          3.14.4 None of the Employee Plans is subject to Title IV of ERISA (including without limitation, any multiemployer plan within the meaning of ERISA Section 4001(a)(3)) and neither Synbiotics or any member of their Controlled Group has incurred any liability under Title IV of ERISA which remains unsatisfied.

          3.14.5 None of the Employee Plans is an employee stock ownership plan as defined in Section 4975(e)(7) of the Code.

          3.14.6 Neither Synbiotics nor any member of its Controlled Group maintains or contributes to, or has ever maintained or contributed to, or been required to contribute to a multiemployer plan within the meaning of
     Section 3(37) of ERISA.

          3.14.7 With respect to any Employee Plan: (1) no actions, suits, claims (other than routine claims for benefits in the ordinary course) are pending or, to the Best Knowledge of Synbiotics, threatened; (2) no facts or circumstances exist that could give rise to any such actions, suits or claims; (3) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Best Knowledge of Synbiotics, threatened; (4) there are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by such Employee Plans; and (5) no contributions are required to be made by Synbiotics, and all other liabilities shall have been satisfied prior to or on the Closing Date.

          3.14.8 No Employee Plan exists that could result in the payment to any present or former employee of Synbiotics of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Synbiotics as a result of the transactions contemplated by this Agreement. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Synbiotics that,

                                      -15
     individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

          3.14.9 All group health plans of Synbiotics or any member of its Controlled Group have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.


          3.14.10 There have been no acts or omissions by Synbiotics which have given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (k) or 4071 of ERISA or Chapter 43 of the Code.

     Section 3.15 Banks, Agents, etc.
                  ------------------

          The Disclosure Letter contains a complete and correct list setting forth the name of (1) each bank in which Synbiotics has an account, safe deposit box or borrowing privilege and the names of all persons authorized to draw thereon, to have access thereto or to borrow thereupon, as the case may be, and
(2) each agent to whom such corporation has granted a written power of attorney or similar authority to act on its behalf.

     Section 3.16 Minute Books.
                  ------------

         The minute books of Synbiotics contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

     Section 3.17 Environmental Liabilities.
                  -------------------------

     Synbiotics, together with any real property that it owns, leases, or otherwise occupies or uses and the operations of its business (the "Premises") are in compliance in all material respects with all applicable Environmental Laws (as defined below) and orders or directives or any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances. Synbiotics has not since 1998 received any citation, directive, letter or other communication, written or oral, or any notice of any proceedings, claims or lawsuits, from any person, entity or governmental authority arising out of the ownership or occupation of the Premises or the conduct of its operations, nor is it aware of any basis therefor. Synbiotics has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by any Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises), and is in compliance with all such permits, licenses and approvals. Synbiotics has not caused or allowed a release, or a threat of release, of any Hazardous Substance unto, at or near the Premises nor, to its Best Knowledge, has the Premises or any property at or near the Premises ever been subject to a release, or a threat of release, of any Hazardous Substance, except as would not have a material adverse effect on Synbiotics or its business. For purposes of this Agreement, the term "Environmental Laws" shall mean any federal, state or local law, ordinance or regulation pertaining to the protection of human health or the environment, including without limitation, the

Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., Emergency Planning and Community Right-to-Know Act, 42 U.S.C.
     -- ---
11001 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et
      -- ---                                                                  --
seq. For purposes of this Agreement, the term "Hazardous Substances" shall
---
include oil and petroleum products, asbestos, polychlorinated biphenyls and urea formaldehyde, and any other materials classified as hazardous or toxic under any Environmental Laws.

     Section 3.18 Maintenance of Corporate Existence.
                  ----------------------------------

     Since the Financial Statement Date, each of Synbiotics and its Subsidiaries have and will preserve, renew and keep in full force and effect, its corporate existence, qualification in requisite jurisdictions and rights and privileges necessary or desirable in the normal conduct of its business and have and will carry on its business in the ordinary course consistent with past practices.

                       Article 4. Covenants of Synbiotics

     Section 4.1  Proprietary Information.
                  -----------------------

     Synbiotics shall use its reasonable best efforts to (1) ensure that no person employed by Synbiotics will wrongfully employ any confidential information or documentation proprietary to any former employer, (2) protect, by maintenance of secrecy to the extent appropriate, all technical and business information developed by and belonging to Synbiotics which has not been patented, (3) cause to be patented all technological information developed by and belonging to Synbiotics, which, in the opinion of Synbiotics and its counsel, is patentable and is best protected by patenting, and (4) cause each person who becomes an employee of Synbiotics and who shall have access to confidential or proprietary information of Synbiotics, to execute an agreement relating to matters of noncompetition and nondisclosure and assignment.

     Section 4.2  Licenses and Trademarks.
                  -----------------------

     Synbiotics shall use its reasonable best efforts to own, possess and maintain all patents, trademarks, service marks, trade names, copyrights and licenses necessary or useful in the conduct of its business.

     Section 4.3  Liability Insurance.
                  -------------------

     Synbiotics will maintain in full force and effect a policy or policies of standard comprehensive general liability insurance underwritten by a U.S. insurance company insuring its properties and business against such losses and risks, and in such amounts as are adequate for its business and as are customarily carried by entities of similar size engaged in the same or similar business. Such policies shall include property loss insurance policies, with extended coverage, sufficient in amount to allow the replacement of any of its tangible properties which might be damaged or destroyed by the risks or perils normally covered by such policies.

     Section 4.4 Taxes and Assessments.
                 ---------------------

     Synbiotics will pay and will cause each of its Subsidiaries to pay any taxes, assessments and governmental charges, and any liabilities thereon, outstanding and past due as of the Closing Date. Synbiotics will pay and discharge and will cause each of its Subsidiaries to pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against Synbiotics or any of its Subsidiaries, or any of their respective properties, and all other material liabilities at any time existing, except to the extent and so long as (1) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any material adverse effect upon the financial condition of Synbiotics or any of its Subsidiaries, or the loss of any right of redemption from any sale thereunder and (2) Synbiotics or any of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto.

     Section 4.5 Governmental Consents.
                 ---------------------

     Synbiotics will obtain all consents, approvals, licenses and permits required by federal, state, local and foreign law to carry on its business.

     Section 4.6 Further Assurances.
                 ------------------

     Synbiotics will cure promptly any defects in the creation and issuance of the Shares, and in the execution and delivery of this Agreement. Synbiotics, at its expense, will promptly execute and deliver promptly to Redwood upon request all such other and further documents, agreements and instruments in compliance with or pursuant to its covenants and agreements herein, and will make any recordings, file any notices, and obtain any consents as may be necessary or appropriate in connection therewith.

     Section 4.7 Expenses.
                 --------

     Synbiotics will, upon proper documentation thereof, reimburse Redwood for up to $60,000.00 of Redwood's out-of-pocket expenses incurred by it in connection with transactions contemplated by this Agreement whether or not such transactions are consummated.

     Section 4.8 Negative Covenants in Effect as Long as Preferred Stock is
                 ----------------------------------------------------------
Outstanding.
-----------

     Synbiotics hereby agrees that as long as any shares of Preferred Stock are outstanding it will not without the consent of a majority in interest of the Preferred Stock:

          4.8.1 authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock; increase or decrease the number of directors constituting the Board of Directors of Synbiotics; or reduce the percentage of shares of Preferred Stock required to consent to any of the above matters, or alter or negate the need for such consent;

                                      -18

          4.8.2 reclassify any shares of any class of stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock;

          4.8.3 make any amendment to its Articles of Incorporation or Bylaws adversely affecting (directly or indirectly) the rights of holders of the Preferred Stock; declare, agree to declare, pay or agree to pay dividends or make any other distribution on, or redeem, any shares of any class or series of its equity securities other than the Preferred Stock, unless all dividends accrued on shares of the Preferred Stock shall have been declared and paid, and Synbiotics' consolidated net worth (determined in accordance

           4.8.4 with generally accepted accounting principles consistently applied) will be in excess of $100,000.00 immediately after such payment, distribution or redemption; or

          4.8.5 enter into any new agreement or make any amendment to any existing agreement, which by its terms would restrict Synbiotics' performance of its obligations to holders of Preferred Stock pursuant to this Agreement or any agreement contemplated hereby.

     Section 4.9    Negative Covenants in Effect until Closing.
                    ------------------------------------------

     Synbiotics hereby represents and agrees that from the Financial Statement Date until Closing, it will not:

          4.9.1 engage in any business other than businesses engaged in or proposed to be engaged in by Synbiotics on the date hereof or businesses similar thereto;

          4.9.2 merge or consolidate with any person or entity (other than mergers of wholly owned subsidiaries into Synbiotics), or sell, lease or otherwise dispose of its assets other than in the ordinary course of business involving an aggregate consideration of more than ten percent of the book value of its assets on a consolidated basis in any 12-month period, or liquidate, dissolve, recapitalize or reorganize;

          4.9.3 repurchase or agree to repurchase any shares of its Common Stock from any of its existing stockholders; or

          4.9.4 enter into any employment or severance agreement (other than the January 2002 amendments of Retention Plan Agreements described in
     Section 6.12).

     Section 4.10   Additional Common Stock.
                    -----------------------

     Synbiotics agrees to place before its shareholders at its next Shareholders Meeting which shall be held on or before June 15, 2001 a proposal to amend its Articles of Incorporation so as to increase the authorized Common Stock to that number of shares which will be necessary to be issued to Redwood upon conversion of the Preferred Stock plus at least an additional two million shares.

     Section 4.11   Other Transactions.
                    ------------------

     Neither Synbiotics nor any of its agents shall solicit an offer from any party other than Redwood with respect to any sale, merger of Synbiotics or any similar transaction or the sale of any capital stock or material assets of Synbiotics ("alternative offer"). Synbiotics' Board of Directors may, in the exercise of their fiduciary obligation to their shareholders, accept an alternative offer which is superior to that set forth by Redwood. Before accepting any alternate offer, Synbiotics will notify Redwood promptly of any alternative offer received identifying the offeror, providing a written copy of the offer and allowing Redwood five business days to respond with a counter-offer. Should this process result in the substantial amount of assets or stock of Synbiotics being sold to another party or the acceptance of any other alternative offer, and Redwood having been willing to close the transactions contemplated by this Agreement in accordance with its terms, Synbiotics will pay Redwood $150,000 (in addition to the expenses contemplated by Section 4.7 hereof) to compensate it for its time and costs involved in the transactions contemplated by this Agreement.

     Section 4.12   Consulting Fees.
                    ---------------

     Synbiotics will pay Redwood Holdings, Inc. a consulting fee of $15,000 per month so long as Redwood Holdings, Inc. controls at least 50% of the voting power of Synbiotics through its control of Redwood.

     Section 4.13   Amendment to Rights Agreement.
                    -----------------------------

     Prior to Closing, Synbiotics will enter into an amendment to its Rights Agreement dated October 1, 1998 with Mellon Investor Services LLC ("Rights Agreement") for the purpose of excluding Redwood and its principals from the definition of "Acquiring Person" so that the provisions of the Rights Agreement will not be triggered by the transactions contemplated by this Agreement.

     Section 4.14   Waiver.
                    ------

     Any violation of an affirmative or negative covenant of Synbiotics may be waived prospectively or retrospectively in a given instance by a vote of the Redwood Board Members, but such waiver shall operate only with respect to the particular violation specified in the waiver. The Redwood Board Members, and Redwood on whose behalf they act, disclaim any intent or purpose to control Synbiotics or to manage its affairs for the benefit of Redwood or otherwise.

     Section 4.15   Additional Shares.
                    -----------------

     If, as and when Synbiotics issues more than 8,254,300 shares of Common Stock pursuant to amendments of pre-2001 Employee Retention Agreements, Synbiotics shall issue to Redwood, without the payment of any further consideration, a number of shares of Series B Preferred Stock convertible into 119.78% of the number of such extra shares of Employee Retention Agreements Common Stock.

              Article 5. Representations And Warranties Of Redwood

     Redwood represents and warrants to Synbiotics, at and as of the Closing that:

     Section 5.1    Power and Authority.
                    -------------------

     Redwood has full power and authority and, has taken all required limited liability company, corporate and other action necessary to permit it to execute and deliver this Agreement, and all other documents or instruments required by this Agreement, and to carry out the terms of this Agreement and of all such other documents or instruments.

     Section 5.2    Purchase for Investment.
                    -----------------------

     Redwood is purchasing the Preferred Stock and any Common Stock into which such Preferred Stock may be converted for investment, for its own account and not with a view to distribution thereof, except for transfers permitted hereunder and under the `33 Act. Redwood understands that the Preferred Stock and any Common Stock received upon conversion of the Preferred Stock must be held indefinitely unless it is registered under the `33 Act or an exemption from such registration becomes available, and that the Preferred Stock and any Common Stock received upon conversion thereof may only be transferred as provided in this Agreement.

     Section 5.3    Financial Matters.
                    -----------------

     Redwood represents and warrants to Synbiotics that it understands that the purchase of the Shares involves substantial risk and that its financial condition and investments are such that it is in a financial position to hold the Shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of its investment in, such Shares. In addition, by virtue of its expertise, the advice available to it and previous investment experience, Redwood has extensive knowledge and experience in financial and business matters, investments, securities and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement. Redwood represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the `33 Act.

     Section 5.4    Brokers, etc.
                    ------------

     Redwood has dealt with no broker, finder, commission agent, or other similar person in connection with the offer or sale of the Preferred Stock and the transactions contemplated by this Agreement, and is under no obligation to pay any broker's fee, finder's fee, or commission in connection with such transactions.

                  Article 6. The Closing and Closing Conditions

     Section 6.1    The Closing.
                    -----------

     The purchase and sale of the Preferred Stock shall take place at the Closing to be held at the offices of Keating, Muething & Klekamp, P.L.L. in Cincinnati, Ohio. The Closing shall occur on or before January 25, 2002. The obligation of Redwood to purchase the Preferred Stock at the Closing shall be subject to satisfaction of the conditions set forth in Article 4 at and as of the Closing:

     Section 6.2    Issuance of Preferred Stock.
                    ---------------------------

     Synbiotics shall have duly issued and delivered certificates to Redwood for the 2,800 shares of the Preferred Stock.

     Section 6.3    Legal Opinion from Counsel for Synbiotics.
                    -----------------------------------------

     Redwood shall have received from Brobeck, Phleger & Harrison LLP, counsel for Synbiotics, a legal opinion in the form attached as Exhibit 6.3 hereto.

     Section 6.4    Representations and Warranties of Synbiotics True and
                    -----------------------------------------------------
Correct.
-------

     The obligation of Redwood to consummate the transactions contemplated by this Agreement is subject to the condition that the representations and warranties of Synbiotics are true in all material respects at and as of the Closing as if made at and as of the Closing, and that each of the conditions in the control of Synbiotics in this Article 6 has been satisfied in all material respects. At Closing Synbiotics shall have delivered to Redwood a certificate of its chief executive and chief financial officers, or alternatives therefor satisfactory to counsel for Redwood, dated the date of the Closing, to this effect.

     Section 6.5    Employee Documents.
                    ------------------

     Prior to the Closing, each employee of and consultant to Synbiotics shall have executed a Proprietary Information and Inventions Agreement.

     Section 6.6    Redwood Review.
                    --------------

     Prior to the Closing, Redwood shall have completed its review of, and shall be satisfied with its conclusions regarding, Synbiotics' markets, business, projected operations and prospects and nothing shall have come to the attention of Redwood which, in its judgment, would materially or adversely affect the value of the proposed transaction to it. In this connection, Redwood shall be satisfied that that the following conditions have been met:

          6.6.1 There shall be no litigation pending seeking to enjoin, or questioning the validity of or restricting the transactions contemplated by this Agreement.

          6.6.2 Synbiotics shall not have experienced a material decrease in its revenues, and shall not have lost significant business from its customers.

          6.6.3 There shall not have occurred any material adverse change in the business, operations, financial condition, capital structure, or prospects of Synbiotics.

     Section 6.7    Certificate of Determination.
                    ----------------------------

     The Certificate of Determination concerning the Preferred Stock shall have been filed with the Secretary of State of California in accordance with California law.

     Section 6.8    Opinion.
                    -------

     The Directors of Synbiotics have received an opinion of a financial advisory firm to the effect that the consideration to be received by Synbiotics in the transaction contemplated by this Agreement is fair, from a financial point of view, to both Synbiotics and its shareholders.

     Section 6.9    Performance.
                    -----------

     Synbiotics shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date.

     Section 6.10   All Proceedings to Be Satisfactory.
                    ----------------------------------

     All corporate and other proceedings to be taken by Synbiotics in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Redwood and its counsel, and Redwood and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     Section 6.11   Supporting Documents.
                    --------------------

     On or prior to the Closing Date Redwood and its counsel shall have received copies of the following supporting documents:

          6.11.1 copies of the Articles of Incorporation of Synbiotics, and all amendments thereto, certified as of a recent date by the Secretary of State of the State of California.

          6.11.2 a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of Synbiotics and listing all documents of Synbiotics on file with said Secretary

          6.11.3 a certificate of the Secretary or an Assistant Secretary of Synbiotics, dated the Closing Date and certifying: (1) that attached thereto is a true and complete copy of the Bylaws of Synbiotics as in effect on the date of such certification; (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Synbiotics authorizing the execution, delivery and performance of this Agreement, the issuance, sale, and delivery of the Preferred Stock, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that except by the filing of the Certificate of Determination, the Articles of Incorporation of Synbiotics have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause 6.11.2 above; and (4) the incumbency and specimen signature of each officer of Synbiotics executing this Agreement, the stock certificate or certificates representing the Preferred Stock and any certificate or instrument furnished pursuant hereto, and a certification by another officer of Synbiotics as to the incumbency and signature of the officer signing the certificate referred to in this Section 6.11.3; and

                6.11.4 such additional supporting documents and other information with respect to the operations and affairs of Synbiotics as Redwood or its counsel may reasonably request.

                All such documents shall be satisfactory in form and substance to Redwood and its counsel.

         Section 6.12  Reasonable Satisfaction of Redwood and Counsel.
                       ----------------------------------------------

         All instruments applicable to the issuance and sale of the Preferred Stock and all proceedings taken in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to Redwood (including, without limitation, the execution and delivery by all Synbiotics employees of Employee Retention Agreement amendments satisfactory to and as requested by Redwood).

         Section 6.13  Financing.
                       ---------

         Prior to Closing, Comerica Bank shall have entered into the Third Amendment to Credit Agreement and Loan Documents and Waiver of Defaults attached as Exhibit 6.13 hereto.

         Section 6.14  Reconstitution of Board of Directors.
                       ------------------------------------

         Prior to the Closing, Patrick Owen Burns, James DeCesare, Donald Phillips, and Joseph Klein shall resign from the Board of Directors of Synbiotics effective upon the Closing and effective upon the Closing such Board shall be reconstituted to consist of Thomas Donelan, Christopher Hendy, Paul Rosinack, and Rigdon Currie. Immediately after Synbiotics complies with the requirements of Rule 14f-1 of the `34 Act, Rigdon Currie shall resign so that such Board will consist of three members including two Redwood Board Members and Paul Rosinack. These three members may after the Closing increase the size of the Board and appoint additional directors.

                            Article 7. Miscellaneous

         Section 7.1   Severability.
                       ------------

         Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         Section 7.2   Parties in Interest.
                       -------------------

         All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto whether so expressed or not.

         Section 7.3   Notices.
                       -------

         Notices required under this Agreement shall be deemed to have been adequately given if delivered in person or sent by electronic transmission with evidence of sending and receipt at the addresses set forth below or such other address as such party may from time to time designate in writing.



Redwood:

9468 Montgomery Road
Cincinnati, Ohio 45242
Attention: Jerry L. Ruyan
Tel: 513-984-9730
Fax: 513-984-8121
Email: ruyanj@redwoodventure.com

with a required copy to:

Gary P. Kreider, Esq.
Keating, Muething & Klekamp, P.L.L.
1400 Provident Tower
One East Fourth Street
Cincinnati, Ohio 45202
Tel: 513-579-6411
Fax: 513-579-6956
Email: gkreider@kmklaw.com

Synbiotics:

11011 Via Frontera
San Diego, CA 92127
Attention: Chief Executive Officer
Tel: 858-451-3771
Fax: 858-451-5719
Email: paul@synbiotics.com
with a required copy to:

Hayden Trubitt, Esq.
Brobeck, Phleger & Harrison, LLP
12390 El Camino Real
San Diego, California 92130-2081
Tel: 858-720-2500
Fax: 858-720-2555
Email: htrubitt@brobeck.com

         Section 7.4   No Waiver.
                       ---------

         No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

         Section 7.5   Survival of Agreements, etc.
                       ---------------------------

         All agreements, representations and warranties contained in this Agreement or made in writing by or on behalf of Synbiotics in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement, the Closing, and any investigation at any time made by or on behalf of Redwood. Notwithstanding the preceding sentence, however, all such representations (other than intentional misrepresentations) and warranties, but no such agreements, shall expire two years after the date of this Agreement.

         Section 7.6   Construction.
                       ------------

         This Agreement shall be governed by and construed in accordance with the procedural and substantive laws of Ohio without regard for its conflicts-of-laws rules. Synbiotics agrees that it may be served with process in Ohio and any action for breach of this Agreement prosecuted against it in the courts of that State.

         Section 7.7   Entire Understanding.
                       --------------------

         This Agreement expresses the entire understanding of the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter of this Agreement.

         Section 7.8   Counterparts.
                       ------------

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one agreement.

         Section 7.9    Assignment; No Third-Party Beneficiaries.
                        ----------------------------------------

         This Agreement and the rights hereunder shall not be assignable without the prior written consent of the parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         Exhibits are incorporated by reference into this Agreement as though such exhibits were set forth at the point of such reference.

                             Article 8. Termination

         Section 8.1    Termination.
                        -----------

         This Agreement may be terminated at any time prior to the Closing:

                 8.1.1  by mutual consent;

                 8.1.2 by either Synbiotics or Redwood if the other party materially breaches any provision of this Agreement;

                 8.1.3 by either Synbiotics or Redwood if the Closing shall not have occurred by January 11, 2002, provided that the failure to consummate the transactions contemplated hereby is not a result of the failure by the party so electing to terminate this Agreement to perform any of its obligations hereunder. Time shall be of the essence in this respect.

         Section 8.2    Termination Pursuant to Section 4.11
                        ------------------------------------

         This Agreement may be terminated at any time prior to the Closing in accordance with Section 4.11.

         Section 8.3    Effect of Termination.
                        ---------------------

         If this Agreement shall be terminated pursuant to Section 8.1, all obligations, representations and warranties of the parties hereto under the Agreement shall terminate, except as called for by Section 4.7, Section 4.11 and
Section 7.6 hereof, and there shall be no other liability, except for any breach of this Agreement prior to such termination, of any party to another party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

                                REDWOOD WEST COAST, LLC


                                By: /s/ Christopher P.Hendy
                                    -------------------------------------------
                                    Christopher P. Hendy, Managing Member




                                SYNBIOTICS CORPORATION


                                By: /s/ Paul A. Rosinack
                                    -------------------------------------------
                                    Paul A. Rosinack, President

                                                             Exhibit 6.3
                                                             -----------

January 25, 2002                         Brobeck, Phleger & Harrison LLP
                                                    12390 El Camino Real
                                       San Diego, California  92130-2081
                                                    PHONE   858.720.2500
                                                      FAX   858.720.2555





Redwood West Coast, LLC
9468 Montgomery Road
Cincinnati, Ohio 45242

Ladies and Gentlemen:

          We have acted as counsel for Synbiotics Corporation, a California corporation ("Synbiotics" or the "Company"), in connection with the issuance and sale of shares of its Series B Preferred Stock ("Preferred Stock") pursuant to the Stock Purchase Agreement dated January 23, 2002 (the "Agreement") between the Company and you. This opinion letter is being rendered to you pursuant to
Section 6.3 of the Agreement in connection with the Closing of the sale of the Preferred Stock. Capitalized terms not otherwise defined in this opinion letter have the meanings given them in the Agreement.

          In rendering this opinion, our inquiry has been limited to a review of the following documents:

     1. Synbiotics' Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), Amended and Restated Bylaws (the "Bylaws"), corporate records and proceedings;

     2. The Agreement;

     3. A Certificate of Determination filed with the California Secretary of State for the purpose of creating the Preferred Stock as called for by the Agreement, and an Amendment thereto filed with the California Secretary of State;

     4. Amendments to certain retention plan agreements held by employees of Synbiotics and its subsidiaries;

     5. Synbiotics' Amended and Restated 1995 Stock Option/Stock Issuance Plan (the "1995 Plan");

     6. A Registration Statement on Form S-8 for the purpose of registering shares to be issued under the 1995 Plan;

     7. A Rights Agreement dated as of October 1, 1998 between Synbiotics and Mellon Investor Services LLC, a New Jersey limited liability company (formerly known as

Redwood West Coast, LLC
January 25, 2002


          ChaseMellon Shareholder Services, LLC) and a proposed amendment to that Rights Agreement; and

       8. Resolutions of the Board of Directors of Synbiotics.

               We have also made such examination of matters of California and Federal law and of fact as in our judgment was necessary or appropriate for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in and made by Synbiotics pursuant to the Agreement and upon certificates and statements of government officials and of officers of the Company.

               In connection with this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile, conformed or photostatic copies and the authenticity of the originals of such copies.

               In rendering this opinion letter we have also assumed: (A) with respect to the Agreement and all other documents pertinent to the transactions contemplated by the Agreement, requisite limited liability company power, due authorization, execution and delivery by, and the validity and binding effect thereof on the part of Redwood; (B) that the representations and warranties made in the Agreement by you are true and correct; and (C) that any wire transfers, drafts or checks tendered by you will be honored.

               As used in this opinion letter, the expression "we are not aware" or the phrase "to our knowledge," or any similar expression or phrase with respect to our knowledge of matters of fact, means as to matters of fact that, based on the actual knowledge of individual attorneys within the firm principally responsible for handling current matters for the Company (and not including any constructive or imputed notice of any information), and after an examination of documents referred to herein and after inquiries of certain officers of the Company, no facts have been disclosed to us that have caused us to conclude that the opinions expressed are factually incorrect; but beyond that we have made no factual investigation for the purposes of rendering this opinion letter. Specifically, but without limitation, we have not searched the dockets of any courts and we have made no inquiries of securities holders or employees of the Company, other than such officers. No inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below.

               This opinion letter relates solely to the laws of the State of California and the federal law of the United States, and we express no opinion with respect to the effect or application of any other laws. Special rulings of authorities administering such laws or opinions of other counsel have not been sought or obtained.

               Based upon our examination of and reliance upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth below and except as set forth in

Redwood West Coast, LLC
January 25, 2002

the Agreement or the Disclosure Letter furnished by the Company in connection therewith, we are of the opinion that as of the date hereof:

     1. Synbiotics is a duly organized, legally incorporated and validly existing corporation in good standing under the laws of California;

     2. The execution and delivery of the Agreement, the offering and issuance at the Closing of the Preferred Stock contemplated by the Agreement and the issuance of Common Stock upon conversion of that Preferred Stock in the fulfillment of and compliance with the respective terms and provisions of the Agreement and the Certificate of Determination (as amended) filed with the California Secretary of State creating the Preferred Stock have been duly and validly authorized by all necessary corporate action;

     3. Compliance with the terms and provisions of the Agreement and the Preferred Stock do not and will not conflict with or result in a breach of any of the terms, conditions, provisions of or constitute a material default under any material agreement, instrument, order, judgment or decree to which Synbiotics is subject so far as is known to us after having made due inquiry with respect thereto or result in any violation of, or require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to the Articles of Incorporation or Bylaws of Synbiotics, or any applicable Federal or California law, statute, rule or regulation;

     4. The issuance of Preferred Stock to be issued to Redwood pursuant to the Agreement will be exempt from registration under the Securities Act of 1933 and the issuance of those shares will be exempt from qualification under the California Corporations Code;

     5. The shares of Common Stock of Synbiotics to be issued as a result of the consummation of the sale of Preferred Stock under the Agreement pursuant to certain employee retention agreements, as amended, have been registered under the Securities Act of 1933 and their issuance is exempt from qualification under the California Corporations Code; and

     6. All capital stock of Synbiotics to be issued pursuant to the Agreement when issued will be duly and validly issued, fully paid, nonassessable and, to our knowledge, free from any claim of pre-emptive rights.

             Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

                a. We express no opinion as to the Company's or this transaction's compliance or noncompliance with applicable federal or state antifraud or antitrust statutes, laws, rules and regulations or Section

Redwood West Coast, LLC
January 25, 2002


               721 (as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988: the so-called "Exon-Florio" provision) of the Defense Production Act of 1950 and the regulations thereunder.

          b. We express no opinion concerning the past, present or future fair market value of any securities.

          c. Our opinion in paragraph 3 is limited to laws and regulations normally applicable to transactions of the type contemplated in the Agreement and does not extend to licenses, permits and approvals necessary for the conduct of the Company's business. In addition and without limiting the previous sentence, we express no opinion herein with respect to the effect of any land use, safety, hazardous material, environmental or similar law, or any local or regional law. Further, we express no opinion as to the effect of or compliance with any state or federal laws or regulations applicable to the transactions contemplated by the Agreement because of the nature of your business. Also, we express no opinion with respect to any patent, copyright, trademark or other intellectual property matter, or as to the statutes, regulations, treaties or common laws of any nation, state or jurisdiction with regard thereto.

          d. In connection with our opinion in paragraph 3 relating to the Company's material agreements, we have not reviewed, and express no opinion on, (i) financial covenants or similar provisions requiring financial calculations or determinations to ascertain whether there is any such conflict or (ii) provisions relating to the occurrence of a "material adverse event" or words of similar import. In addition, our opinion relating to such material agreements is subject to the effect of judicial decisions which may permit the introduction of extrinsic evidence to interpret the terms of written contracts or allow non-written modifications of written contracts. Moreover, to the extent that any of such material agreements are governed by the laws of any jurisdiction other than the State of California, our opinion relating to those agreements is based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those agreements.

          e. We express no opinion as to your compliance with any Federal or state law relating to your legal or regulatory status or the nature of your business.

          f. We express no opinion as to the effect of subsequent issuances of securities of the Company, to the extent that further issuances

Redwood West Coast, LLC
January 25, 2002

                    which may be integrated with the Closing or with the Common Stock issuances under the amended employee retention agreements may include purchasers that do not meet the definition of "accredited investors" under Rule 501 of Regulation D and equivalent definitions under the California "blue sky" laws, to the extent that Section 4.15 of the Agreement might in some scenarios require the issuance of more shares of Preferred Stock than remain authorized but unissued, and to the extent that the outstanding shares of Preferred Stock are currently and may in the future be convertible for more shares of Common Stock than remain authorized but unissued at any time.

               g. We remind you that by its terms the Preferred Stock is not yet convertible into Common Stock and will not be so unless and until the Company's Articles of Incorporation are amended to increase the number of authorized shares of Common Stock; and indeed, the Company today does not have enough authorized and unissued Common Stock to enable full conversion of the Preferred Stock even if the Preferred Stock were convertible today.

               h. We express no opinion as to the effect on the liquidation provisions of the Articles of Incorporation of California law, Federal law or equitable principles restricting in certain circumstances distributions by a corporation to its shareholders, relating to dissenters' rights or relating to involuntary dissolution.

          This opinion letter is rendered as of the date first written above solely for your benefit in connection with the Agreement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

          We advise you that one of our lawyers is a beneficial shareholder of the Company.

                                                Very truly yours,


                                                BROBECK, PHLEGER & HARRISON LLP

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